Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Bank of Hawaii Corporation for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2023, with respect to the consolidated financial statements of Bank of Hawaii Corporation, and the effectiveness of internal control over financial reporting of Bank of Hawaii Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Honolulu, Hawaii

January 5, 2024

Experts

The consolidated financial statements of Bank of Hawaii Corporation appearing in Bank of Hawaii Corporation's Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Bank of Hawaii Corporation’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.